Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT is made as of March 8, 2018 (this “First Amendment”) between Georgia-Pacific Chemicals LLC, a Delaware limited liability company (the “Seller”), Georgia-Pacific LLC, a Delaware limited liability company (“Seller Parent”), Ingevity Arkansas, LLC, a Delaware limited liability company (the “Buyer”) and, Ingevity Corporation, a Delaware corporation (“Buyer Parent”).
WITNESSETH
WHEREAS, reference is made to that certain Asset Purchase Agreement (the “Agreement”), dated as of August 22, 2017, by and among the Seller, Seller Parent, the Buyer, and Buyer Parent (solely for the purposes of Section 10.18 of the Agreement);
WHEREAS, the parties hereto have mutually agreed that an adjustment to the Closing Purchase Price is appropriate on account of how metering and consumption of natural gas at the Crossett Facilities were reflected on the financial statements of the Business prior to the execution and delivery of the Agreement, including without limitation the Financial Statements; and
WHEREAS, the parties hereto desire to modify and amend certain terms of the Agreement, as more particularly set forth herein;
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.    Definition of Terms. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
2.    Modification of Net Working Capital Definition. The definition of “Net Working Capital” in Section 1.1 of the Agreement is hereby amended and restated to read as follows:
“Net Working Capital” means Current Assets minus Current Liabilities, and shall, for the avoidance of doubt, not include any amount in respect of the Shared Inventory.
3.     Modification of Transferred Assets. Section 2.1(m) of the Agreement is hereby amended and restated to read as follows:
(m)    all of the storeroom inventory (including parts and spare parts) exclusively related to the Business at the Crossett Facilities; and
4.     Modification of Excluded Assets. Section 2.2(n) and Section 2.2(o) of the Agreement are hereby amended and restated as follows:
(n)    the assets listed on Schedule 2.2(n);
(o)    all rights of the Seller and Seller Parent under this Agreement and the Ancillary Agreements; and
Section 2.2 of the Agreement is hereby amended to add a new Section 2.2(p) as follows:
(p)    all of the storeroom inventory (including parts and spare parts) located at the Crossett Facilities that is shared between the Business and the Other Businesses (the “Shared Inventory”).
5.    Modification of Closing Purchase Price. Section 2.6 of the Agreement is hereby amended and restated to read as follows:
In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall pay, by wire transfer to a bank account designated in writing by Seller Parent to the Buyer at least two (2) Business Days prior to the Closing Date in immediately available funds, an amount equal to (a) $310,000,000, plus (b) the Estimated Net Working Capital Surplus, if any, minus (c) the Estimated Net Working Capital Deficit, if any (the “Closing Purchase Price”). In addition to the foregoing payment, the Buyer shall assume and pay, perform or otherwise satisfy the Assumed Liabilities in accordance with this Agreement. The Closing Purchase Price shall be subject to adjustment as provided in Section 2.11.
6.     Modification of Closing Date. Section 2.8 of the Agreement is hereby amended and restated to read as follows:
Subject to the terms and conditions of this Agreement (including without limitation Section 5.20), the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia, 30309, at 10:00 A.M. local time on March 8, 2018 or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.
7.     Interpretation. This First Amendment and all disputes or controversies arising out of or relating to this First Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
8.     Submission to Jurisdiction.
(a)    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this First Amendment or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any Delaware State or federal court sitting in the City of Wilmington, New Castle County, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this First Amendment (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this First Amendment, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this First Amendment, or the subject matter hereof, may not be enforced in or by such courts.
(b)     To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this First Amendment and (ii) submits to the personal jurisdiction of the forum set forth in Section 8(a) of this First Amendment. Each of the parties hereto consents to process being served by any party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.4 of the Agreement.

9.     Waiver of Future Claims. The Buyer and Buyer Parent, on behalf of themselves and each other Buyer Indemnified Party, hereby irrevocably and forever, fully and finally, waive and release any claim, demand, action or cause of action of any kind or nature whatsoever, whether known or unknown, contingent or absolute, and acknowledge and agree that no amount shall be payable by Seller, Seller Parent or any of their Affiliates in respect thereof, whether pursuant to Section 8.2 of the Agreement or otherwise, in each case arising out of, relating to, or otherwise in any way in respect of how metering, consumption, and allocation of natural gas and steam at the Crossett Facilities were reflected on the financial statements of the Business prior to the execution and delivery of the Agreement, including without limitation the Financial Statements.
10.     Assignment; Successors. This First Amendment and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this First Amendment nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party; provided, however, that the Seller and Seller Parent may, without the consent of the Buyer, and Buyer may, without the consent of the Seller and Seller Parent, assign their respective rights, interests or obligations hereunder, including by operation of law, to any of their Affiliates but the Seller, Seller Parent or the Buyer (as applicable) shall not be relieved of any of its obligations or liabilities under this First Amendment.
11.     Severability. Whenever possible, each provision or portion of any provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this First Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this First Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
12.     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS FIRST AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS FIRST AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.     Counterparts. This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
14.     Electronic Signature. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or e-mail transmission shall be as effective as delivery of a manually executed counterpart of the First Amendment.
15.     No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this First Amendment has been represented by counsel in connection with this First Amendment. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this First Amendment against the drafting party has no application and is expressly waived.
16.    No Other Amendments. Except as and to the extent expressly modified by this Amendment, the Asset Purchase Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER:
GEORGIA-PACIFIC CHEMICALS LLC

By:    /s/ David G. Park
Name: David G. Park
Title: Vice President - Business Development
SELLER PARENT:

GEORGIA-PACIFIC LLC

By:    /s/ David G. Park
Name: David G. Park
Title: Vice President - Business Development
BUYER PARENT:
INGEVITY CORPORATION
By:    /s/ Ed Woodcock
Name: Ed Woodcock
Title: Executive Vice President
& President, Performance Materials
BUYER:
INGEVITY ARKANSAS, LLC
By:    /s/ Ed Woodcock
Name: Ed Woodcock
Title: Executive Vice President
& President, Performance Materials

[Signature Page to First Amendment to Asset Purchase Agreement]